INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference into the Prospectus and Statement of Additional Information in this Post-Effective Amendment No. 11 to the Registration Statement (1933 Act File No. 33-86102) of John Hancock Institutional Series Trust of our report dated April 2, 1999 on the financial statements and financial highlights included in the Annual Report to Shareholders of John Hancock Independence Growth & Income Fund (formerly John Hancock Independence Diversified Core Equity Fund II),

We further consent to the references to our firm under the heading "Independent Auditors" in the Statement of Additional Information.




/s/Deloitte & Touche LLP
------------------------
Deloitte & Touche LLP


Boston, Massachusetts
July 28, 1999